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                                                                      EXHIBIT 11

                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

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
                                    1996            1995            1994
                               --------------- --------------- ---------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of
   common shares outstanding
   during the period..........     108,545,334     108,558,570     106,961,466
  Add--
    Dilutive effect of
     outstanding options (as
     determined by application
     of treasury stock
     method)..................       1,789,118       1,218,140       1,181,522
    Issuance of additional
     shares under share
     repurchase agreement,
     contingent upon market
     price....................         151,675             --              --
                               --------------- --------------- ---------------
  Weighted average number of
   common shares, as
   adjusted...................     110,486,127     109,776,710     108,142,988
                               =============== =============== ===============
  Net income.................. $       283,664 $       186,341 $       243,842
  Less--Preferred dividend
   requirement................             610           5,079           5,198
                               --------------- --------------- ---------------
  Income available for common
   shares..................... $       283,054 $       181,262 $       238,644
                               =============== =============== ===============
  Primary earnings per share.. $          2.56 $          1.65 $          2.21
                               =============== =============== ===============
FULLY DILUTED EARNINGS PER
 SHARE:
  Weighted average number of
   common shares outstanding
   during the period..........     108,545,334     108,558,570     106,961,466
  Add--
    Shares issuable assuming
     conversion of convertible
     preferred stock..........         938,652       4,458,426       4,548,236
    Dilutive effect of
     outstanding options (as
     determined by application
     of treasury stock
     method)..................       2,200,539       1,458,096       1,186,516
    Issuance of additional
     shares under share
     repurchase agreement,
     contingent upon market
     price....................         151,675             --              --
    Shares assuming conversion
     of convertible
     debentures...............             --          326,751         497,463
                               --------------- --------------- ---------------
  Weighted average number of
   common shares, as
   adjusted...................     111,836,200     114,801,843     113,193,681
                               =============== =============== ===============
  Net income.................. $       283,664 $       186,341 $       243,842
Add--After tax interest
 expense and amortization of
 issue costs applicable to
 convertible debentures.......             --              211             325
                               --------------- --------------- ---------------
  Net income, as adjusted..... $       283,664 $       186,552 $       244,167
                               =============== =============== ===============
  Fully diluted earnings per
   share...................... $          2.54 $          1.62 $          2.16
                               =============== =============== ===============
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